                                                                 Exhibit (b)(5)

                               CASH ACCOUNT TRUST
                              INVESTORS CASH TRUST
                          INVESTORS MUNICIPAL CASH FUND
                             SCUDDER BLUE CHIP FUND
                           SCUDDER HIGH INCOME SERIES
                            SCUDDER HIGH INCOME TRUST
                               SCUDDER MONEY FUNDS
                        SCUDDER MULTI-MARKET INCOME TRUST
                         SCUDDER MUNICIPAL INCOME TRUST
                      SCUDDER STATE TAX-FREE INCOME SERIES
                          SCUDDER STRATEGIC INCOME FUND
                         SCUDDER STRATEGIC INCOME TRUST
                    SCUDDER STRATEGIC MUNICIPAL INCOME TRUST
                               SCUDDER TARGET FUND
                             SCUDDER TECHNOLOGY FUND
                            SCUDDER TOTAL RETURN FUND
                     SCUDDER U.S. GOVERNMENT SECURITIES FUND
                           SCUDDER VARIABLE SERIES II
                     TAX-EXEMPT CALIFORNIA MONEY MARKET FUND

                            Certificate of Secretary

     On November 16, 2005, the Board of the above referenced Funds (each a "Fund"), each a Massachusetts business trust, adopted the following resolution amending Section 4.5 of the Fund's By-Laws to read as stated in the attached
Exhibit:

     RESOLVED, that the amendment to the By-Laws of the Fund, as presented to this meeting, be, and they hereby are, approved.

     IN WITNESS WHEREOF, I hereunto set my hand this 3rd day of March, 2006.


                                        /s/ John Millette
                                        ----------------------------------------
                                        John Millette
                                        Secretary

                              AMENDMENT TO BY-LAWS

                                NOVEMBER 16, 2005

Section 4.5 of the Funds' By-Laws shall be amended to read as follows:

Section 4.5 Chairman of the Board. The Chairman of the Board of Trustees, if one is so appointed, shall be chosen from among the Trustees and may hold office only so long as he continues to be a Trustee. The Chairman of the Board, if any is so appointed, shall preside at all meetings of the shareholders and of the Trustees at which he is present; and shall have such other duties and powers as specified herein and as may be assigned to him by the Trustees. In the absence of the Chairman of the Board, another Trustee who is not an "interested person" of the Trust (as defined in the Investment Company Act of 1940, as amended) shall preside at all meetings of Trustees.


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